Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT
To The Management of
NextEra Energy Resources, LLC
Juno Beach, FL

We have audited the accompanying combined financial statements of the Assets Acquired by NextEra Energy Partners, LP (the "Acquired Assets"), which comprise the combined balance sheets as of December 31, 2017 and 2016, and the related combined statements of operations, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the combined financial statements.
Management's Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Acquired Assets' preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Assets' internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Assets Acquired by NextEra Energy Partners, LP as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As discussed in Note 2 to the combined financial statements, the combined financial statements were prepared using the historical basis of NextEra Energy, Inc. (“NEE”) in the assets and liabilities of the Acquired Assets, and includes all revenues, expenses, assets and liabilities attributed to the Acquired Assets. The combined financial statements also include certain allocations related to income taxes from NEE. These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Acquired Assets operated as a separate entity apart from NEE.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Boca Raton, Florida
February 19, 2019

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED STATEMENTS OF OPERATIONS
(millions)

	Years Ended December 31,
	2017	2016
OPERATING REVENUES	$120	$32
OPERATING EXPENSES
Operations and maintenance	31	14
Depreciation and amortization	59	21
Taxes other than income taxes and other	5	—
Total operating expenses	95	35
OPERATING INCOME (LOSS)	25	(3)
OTHER INCOME (DEDUCTIONS)
Interest expense	(3)	(3)
Benefits associated with differential membership interests - net	64	10
Total other income	61	7
INCOME BEFORE INCOME TAXES	86	4
INCOME TAX (BENEFIT) EXPENSE	(8)	4
NET INCOME	$94	$—

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(millions)

	Years Ended December 31,
	2017	2016
NET INCOME	$94	$—
Reclassification from accumulated other comprehensive loss to net income (net of income tax expense of less than $1 and less than $1, respectively)	1	2
Total other comprehensive income, net of tax	1	2
COMPREHENSIVE INCOME	$95	$2

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED BALANCE SHEETS
(millions)

	Years Ended December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$9	$7
Accounts receivable	19	9
Due from related parties	3	3
Other current assets	6	3
Total current assets	37	22
Non-current assets:
Property, plant and equipment - net	2,233	1,951
Deferred income taxes	36	10
Other non-current assets	29	30
Total non-current assets	2,298	1,991
TOTAL ASSETS	$2,335	$2,013
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$160	$908
Due to related parties	6	1
Current maturities of long-term debt	2	2
Derivatives	—	1
Other current liabilities	9	6
Total current liabilities	177	918
Non-current liabilities:
Long-term debt	36	38
Deferral related to differential membership interests	1,181	1,028
Deferred income taxes	22	5
Asset retirement obligation	23	19
Derivatives	1	1
Non-current due to related parties	6	2
Other non-current liabilities	5	2
Total non-current liabilities	1,274	1,095
TOTAL LIABILITIES	1,451	2,013
COMMITMENTS AND CONTINGENCIES
EQUITY
Members' equity	884	1
Accumulated other comprehensive loss	—	(1)
TOTAL EQUITY	884	—
TOTAL LIABILITIES AND EQUITY	$2,335	$2,013

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED STATEMENTS OF CHANGES IN EQUITY
(millions)

	Members' Equity	Accumulated Other Comprehensive Loss	Total Equity
Balances, December 31, 2015	$(42)	$(3)	$(45)
Net income	—	—	—
Members' contributions	866	—	866
Members' distributions	(823)	—	(823)
Other comprehensive income	—	2	2
Balances, December 31, 2016	1	(1)	—
Net income	94	—	94
Members' contributions	1,088	—	1,088
Members' distributions	(299)	—	(299)
Other comprehensive income	—	1	1
Balances, December 31, 2017	$884	$—	$884

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
COMBINED STATEMENTS OF CASH FLOWS
(millions)

	Years Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$94	$—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59	21
Deferred income taxes	(8)	1
Benefits associated with differential membership interests - net	(64)	(10)
Other - net	3	3
Changes in operating assets and liabilities:
Accounts receivable	(10)	(7)
Due from related parties	—	(3)
Other current assets	(3)	—
Other non-current assets	(5)	—
Accounts payable and accrued expenses	3	4
Due to related parties	1	—
Other current liabilities	4	4
Other non-current liabilities	3	3
Net cash provided by operating activities	77	16
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(771)	(359)
Net cash used in investing activities	(771)	(359)
CASH FLOWS FROM FINANCING ACTIVITIES
Members' contributions	775	371
Members' distributions	(295)	(823)
Proceeds from sale of differential membership interests	214	803
Proceeds from differential membership investors	16	7
Payments to differential membership investors	(11)	(3)
Change in amounts due to related parties	(1)	—
Deferred financing costs	—	(5)
Retirements of long-term debt	(2)	(2)
Net cash provided by financing activities	696	348
NET INCREASE IN CASH AND CASH EQUIVALENTS	2	5
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	7	2
CASH AND CASH EQUIVALENTS - END OF YEAR	$9	$7
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of amounts capitalized	$2	$2
Members’ noncash contributions for construction costs and other expenditures	$310	$492
Members' noncash distributions	$4	$—
Accrued but not paid for capital and other expenditures	$155	$906
Differential membership interests financing costs paid by related parties	$3	$—

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

1.  ORGANIZATION AND NATURE OF BUSINESS

NextEra Energy Partners, LP (NEP) was formed as a Delaware limited partnership on March 6, 2014 as an indirect wholly owned subsidiary of NextEra Energy, Inc. (NEE), a Florida corporation. NEP was formed to be a growth-oriented limited partnership that would acquire, manage and own contracted clean energy projects with stable long-term cash flows.

On July 1, 2014, NEP completed its initial public offering (IPO). NEP used the proceeds from the IPO to purchase common units of NextEra Energy Operating Partners, LP (NEP OpCo) from NextEra Energy Equity Partners, LP (NEE Equity), a limited partnership formed under the laws of the State of Delaware and an indirect wholly owned subsidiary of NEE, and to purchase NEP OpCo common units from NEP OpCo.

NEP OpCo is a limited partnership with a general partner and limited partners. NEP consolidates the results of NEP OpCo and its subsidiaries because of its controlling interest in the general partner of NEP OpCo. At December 31, 2017, NEP owned an approximately 34.9% limited partner interest in NEP OpCo and NEE Equity owned a noncontrolling 65.1% limited partner interest in NEP OpCo.

In connection with the IPO, NEP acquired a portfolio of clean, contracted renewable energy assets which included approximately 989 megawatts (MW) of wind and solar energy generating facilities located in the United States (U.S.) and Canada. Subsequent to the IPO, NEP expanded its portfolio through the acquisition of additional interests in wind and solar generating facilities from NextEra Energy Resources, LLC (NEER), an indirect subsidiary of NEE, and, in 2015, the acquisition of seven natural gas pipeline assets from a third party.

On December 21, 2018, subsidiaries of NEP completed the acquisition of the following assets from subsidiaries of NEE:

•	Breckinridge Wind Class A Holdings, LLC, which indirectly owns an approximately 98 MW wind generation facility located in Oklahoma;

•	Carousel Wind Holdings, LLC, which indirectly owns an approximately 150 MW wind generation facility located in Colorado;

•
Monarch Wind Holdings, LLC, which indirectly owns two wind generation facilities, Javelina II and Rush Springs Wind, with a combined generating capacity of approximately 450 MW, located in Texas and Oklahoma, respectively;

•	Mountain View Solar Holdings, LLC, which indirectly owns a 20 MW solar generation facility located in Nevada;

•
Pacific Plains Wind Class A Holdings, LLC, which indirectly owns three wind generation facilities, Bluff Point, Cottonwood and Golden Hills North, with a combined generating capacity of approximately 255 MW, located in Indiana, Nebraska and California, respectively; and

•	Palomino Wind Holdings, LLC, which indirectly owns three wind generation facilities located in Kansas, Kingman I, Kingman II and Ninnescah, with a combined generating capacity of approximately 415 MW.

These acquisitions include the following portfolio of clean, contracted renewable energy assets:

Project	Commercial Operation Date	Resource	MW	Counterparty	Contract Expiration
Breckinridge Wind Project	September 1, 2015	Wind	98	Grand River Dam Authority	2035
Carousel Wind Farm	November 9, 2015	Wind	150	Tri-State Generation and Transmission Association	2041
Javelina Wind Energy II	November 11, 2016	Wind	200	South Texas Electric Cooperative (74 MW) Garland Power and Light (96 MW)	2036
Rush Springs Wind Energy	December 1, 2016	Wind	250	Owens Corning (124 MW) and Equinix (126 MW)	2031
Mountain View Solar	January 5, 2014	Solar	20	Nevada Power Company	2039
Bluff Point	October 22, 2017	Wind	120	Appalachian Power	2038
Cottonwood Wind Project Holdings	November 17, 2017	Wind	90	Various municipalities	2042
Golden Hills North Wind	November 13, 2017	Wind	46	Sonoma Clean Power Authority	2037
Kingman Wind Energy I	December 19, 2016	Wind	103	Westar Energy	2036
Kingman Wind Energy II	December 19, 2016	Wind	103	Westar Energy	2036
Ninnescah Wind Energy	December 9, 2016	Wind	208	Westar Energy	2036
Total			1,388

The accompanying combined financial statements include the accounts and operations of the Assets Acquired by NextEra Energy Partners, LP (the acquired assets).

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Basis of presentation - The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. They represent the combination of the acquired assets using NEE’s historical basis in the assets acquired and liabilities assumed, and include certain allocations related to income taxes from NEE. Management believes the assumptions and methodology underlying the allocations are reasonable. However, such allocations may not be indicative of the actual level of assets, liabilities and costs that would have been incurred by the acquired assets if they had operated as an independent, publicly traded company during the periods presented or of the costs expected to be incurred in the future. Intercompany balances and transactions have been eliminated. In the opinion of management, any adjustments necessary for a fair presentation of the combined financial statements, in accordance with GAAP, have been made. Subsequent events have been evaluated through February 19, 2019.

Use of Significant Estimates - The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In recording transactions and balances resulting from business operations, the acquired assets use estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions and allowances, asset retirement obligations, fair value measurements, deferrals related to differential membership interests (prior to December 31, 2017) and non-controlling interests (subsequent to December 31, 2017), environmental liabilities and legal costs incurred in connection with recorded loss contingencies, among others. As new information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Revenue Recognition - Revenue is generated primarily from various non-affiliated parties under long-term power purchase agreements (PPAs). Certain PPAs are accounted for as operating leases. GAAP requires minimum lease payments to be recognized over the term of the lease and contingent rents to be recorded when the achievement of the contingency becomes probable. None of the operating leases have minimum lease payments, so revenue from these contracts is recognized as energy and any related renewable energy attributes are delivered. Contingent rental revenues from these contracts were approximately $111 million and $30 million for the years ended December 31, 2017 and 2016, respectively.

Revenue is recognized as energy and any related renewable energy attributes are delivered, which is when revenue is earned based on energy delivered at rates stipulated in the respective PPAs.

Effective January 1, 2018, the acquired assets adopted an accounting standards update that provides guidance on the recognition of revenue from contracts with customers and requires additional disclosures regarding such contracts (new revenue standard). The acquired assets adopted the new revenue standard using the modified retrospective approach. The acquired assets' operating revenues are derived primarily from the sale of energy. Revenue is recognized as energy and any related renewable energy attributes are delivered, based on rates stipulated in the respective PPAs.

The acquired assets believe that the obligation to deliver energy is satisfied over time as the customer simultaneously receives and consumes benefits provided by the acquired assets. In addition, the acquired assets believe that the obligation to deliver renewable energy attributes is satisfied at multiple points in time, with the control of the renewable energy attribute being transferred at the same time the related energy is delivered. Revenue recognition under the new revenue standard for the acquired assets is substantially consistent with prior practice and as a result, the acquired assets did not record any cumulative effect of adopting the new revenue standard on January 1, 2018.

Income Taxes - Income taxes are calculated using the separate return method applied to the group of renewable energy projects acquired. Income taxes are not included for entities that are structured as flow through entities (partnerships) electing to be taxed as partnerships.

Property, Plant and Equipment-net and Construction Work in Progress - Property, plant and equipment consists primarily of development, engineering and construction costs for the renewable energy assets, equipment, land, substations and transmission lines. Property, plant and equipment, excluding land, is recorded at cost and depreciated on a straight-line basis over their estimated useful lives ranging from three to 35 years, commencing on the date the assets are placed in service. See Note 6. Maintenance and repairs of property, plant and equipment are charged to operations and maintenance expense, as incurred.

Convertible Investment Tax Credits (CITCs) of approximately $15 million and $15 million as of December 31, 2017 and 2016, respectively, are recorded as a reduction in property, plant and equipment - net on the combined balance sheets and are amortized as a corresponding reduction to depreciation expense over the estimated life of the related asset.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Project development costs are capitalized once it is probable that such costs will be realized through the ultimate construction of a power plant or sale of development rights. At December 31, 2016, capitalized development costs of the acquired assets totaled approximately $11 million, which are included in other non-current assets on the accompanying combined balance sheets. These costs include land rights and other third-party costs directly associated with the development of a new project. Upon commencement of construction, these costs are either transferred to construction work in progress or remain in other assets, depending upon the nature of each cost. At December 31, 2017, there were no capitalized development costs.

Property, plant and equipment - net on the combined balance sheets includes construction materials, turbine generators, solar panel assemblies and other equipment, third-party engineering costs, capitalized interest and other costs directly associated with the development and construction of the various projects. There was no interest capitalized at the acquired assets for the years ended December 31, 2017 and 2016. Upon commencement of plant operations, costs associated with construction work in progress are transferred to property, plant and equipment-net.

Cash Equivalents - Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. The acquired assets primarily hold these investments in money market funds. The fair value of these funds is calculated using current market prices.

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivables are reported at the invoiced or estimated amount adjusted for any write-offs and any estimated allowance for doubtful accounts on the accompanying combined balance sheets. The allowance for doubtful accounts is reviewed periodically based on amounts past due and significance. There was no allowance for doubtful accounts recorded as of December 31, 2017 and 2016.

Concentration of Credit Risk - Financial instruments which potentially subject the acquired assets to concentrations of credit risk consist primarily of accounts receivable and derivative instruments. Accounts receivable are comprised primarily of amounts due from various non-affiliated parties who are counterparties to the PPAs. The acquired assets have a limited number of counterparties, all of which are in the energy industry, and this concentration may impact the overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, industry or other conditions. If any of these customers’ receivable balances should be deemed uncollectible, it could have a material adverse effect on the combined results of operations and financial condition of the acquired assets. However, management does not believe significant credit risk exists at December 31, 2017, because of the creditworthiness of the counterparties. All amounts due from such counterparties at December 31, 2017 and 2016 have subsequently been collected.

During 2017, the acquired assets derived approximately 31%, 16% and 16% of their combined revenue from their contracts with Westar Energy, Southwest Power Pool, and Tri-State Generation and Transmission Association, respectively.

Inventories - Spare parts inventories are stated at the lower of weighted-average cost and net realizable value and are included in other current assets on the accompanying combined balance sheets. Spare parts inventories were approximately $4 million and $2 million at December 31, 2017 and 2016, respectively.

Impairment of Long-Lived Assets - Long-lived assets that are held and used are reviewed for impairment when events or changes in circumstances indicate carrying amount may not be recoverable. An impairment loss is required to be recognized if the carrying value of the asset exceeds the undiscounted future net cash flows associated with that asset. The impairment loss to be recognized is the amount by which the carrying value of the asset exceeds the asset's fair value. In most instances, the fair value is determined by discounting estimated future cash flows using an appropriate interest rate. During the years ended December 31, 2017 and 2016, no impairment adjustments were necessary.

Derivative Instruments and Hedging Activities - Derivative instruments, when required to be marked to market, are recorded on the accompanying combined balance sheets as either an asset or liability measured at fair value. In January 2016, the acquired assets discontinued hedge accounting for its cash flow hedges related to interest rate contracts. Prior to 2016, the acquired assets generally assessed the effectiveness of its designated cash flow hedging instruments by using non-statistical methods including dollar value comparisons of the change in the fair value of the derivative to the change in the fair value or cash flows of the hedged item. See Note 5.

Fair Value of Financial Instruments - The carrying amount of the acquired assets' financial instruments, including cash and cash equivalents, accounts receivable, restricted cash, accounts payable and certain accrued expenses approximates fair value because of the short-term nature of those instruments. The fair value of cash and cash equivalents is calculated using current market prices. The acquired assets estimate the fair value of their long-term debt using estimated current rates for similar borrowings. See Note 4.

Fair Value Measurements - The acquired assets use several different valuation techniques to measure the fair value of assets and liabilities relying primarily on the market approach of using prices and other market information for identical or comparable assets and liabilities for those assets and liabilities that are measured on a recurring basis. Certain financial instruments may be valued using multiple inputs including discount rates, counterparty credit ratings and credit enhancements. The assessment of the

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

significance of any particular input to the fair value measurement requires judgment and may affect the fair value measurement of its assets and liabilities and the placement of those assets and liabilities within the fair value hierarchy levels. See Note 4.

Debt Issuance Costs and Tax Equity Financing Costs, net - Debt issuance costs and tax equity financing costs include fees and costs incurred to obtain debt and tax equity financing. These costs are amortized using the effective interest rate method and are presented in the combined balance sheet as direct deduction from the carrying amount of the related long term debt, net and differential membership interests, net. In connection with the issuance of debt during 2014, the acquired assets incurred $2 million of debt issuance costs.

Debt issuance costs, net of accumulated amortization, were $1 million and $1 million, as of December 31, 2017 and 2016, respectively. The amortization of debt issuance costs totaled less than $1 million for each of the years ended December 31, 2017 and 2016, and is included in interest expense in the accompanying combined statements of operations.

The acquired assets incurred $11 million of closing costs in connection with the tax equity financings. As of December 31, 2017 and 2016, accumulated amortization was $2 million and $1 million, respectively. The amortization of tax equity financing costs totaled $2 million and $1 million for the years ended December 31, 2017 and 2016, respectively, and is included in benefits associated with the differential membership interests, net, in the accompanying combined statements of operations.

Asset Retirement Obligations - Asset retirement obligations are those for which a legal obligation exists under laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing or method of settlement may be conditioned on a future event.

The acquired assets account for asset retirement obligations and conditional asset retirement obligations (collectively, AROs) in accordance with GAAP which requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the asset’s estimated useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation and amortization expense in the accompanying combined statements of operations. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost, or income when the asset retirement cost is depleted.

The acquired assets recorded accretion expense of $1 million and less than $1 million for the years ended December 31, 2017 and 2016. Additionally, new AROs were established amounting to approximately $3 million and $13 million in 2017 and 2016, respectively.

Sale of Differential Membership Interests - Certain subsidiaries of NEER sold differential membership interests in the acquired assets' ten wind projects to third-party tax equity investors. The holders of the differential membership interests will receive a portion of the economic attributes of the facilities, including income tax attributes, for ten years. The tax equity investors will also make ongoing deferred contingent capital contributions based on the production and sale of electricity that generates production tax credits under Section 45 of the Internal Revenue Code of 1986, as amended. The proceeds received were deferred and recorded as a liability in deferral related to differential membership interests on NEP's consolidated balance sheets. At December 31, 2017 and 2016, this liability includes approximately $9 million and $7 million of deferred financing costs, net of accumulated amortization, respectively. The deferred amount was being recognized in benefits associated with differential membership interests - net in the acquired assets’ combined statements of operations as the tax equity investors received their portion of the economic attributes.

Effective January 1, 2018, the acquired assets adopted an accounting standards update regarding the accounting for partial sales of nonfinancial assets using the modified retrospective approach. This standards update affects the accounting and related financial statement presentation for the sales of differential membership interests to third-party investors. The cumulative effect of adopting the standards update was not material. The liability reflected as deferral related to differential membership interests on the acquired assets’ combined balance sheets at December 31, 2017 will be reflected as noncontrolling interest. In future periods, as the tax equity investors receive their portion of the economic attributes, the acquired assets will record a reduction to net income attributable to noncontrolling interest.

Variable Interest Entities (VIEs) - An entity is considered to be a VIE when its total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, or its equity investors, as a group, lack the characteristics of having a controlling financial interest. A reporting company is required to consolidate a VIE as its primary beneficiary when it has both the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The acquired assets evaluate whether an entity is a VIE whenever reconsideration events as defined by the accounting guidance occur.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

At December 31, 2017, the acquired assets have five VIEs, Breckinridge, Carousel, Monarch, Pacific Plains, and Palomino. The assets and liabilities of these VIEs, consisting primarily of property, plant and equipment and deferral related to differential membership interests, totaled approximately $2,288 million and $1,411 million at December 31, 2017, respectively.

Leases - In February 2016, the Financial Accounting Standards Board (FASB) issued an accounting standards update which requires, among other things, that lessees recognize a lease liability, initially measured at the present value of the future lease payments, and a right-of-use asset for all leases (with the exception of short-term leases).This standards update also requires new qualitative and quantitative disclosures for both lessees and lessors. This standards update will be effective for the acquired assets beginning January 1, 2019. Early adoption is permitted. The acquired assets adopted this standards update on January 1, 2019. The impact of adopting the new lease standard is not expected to be material to the acquired assets’ financial statements. Upon adoption of the new lease standard, PPAs that were accounted for under the previous lease guidance are now accounted for under the new revenue standard. Revenues recognized related to the PPAs are expected to be consistent with the historical amounts recorded under the previous lease guidance.

3. INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act (tax reform) was signed into law which, among other things, reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018. As a result, the acquired assets performed an analysis to preliminarily revalue its deferred income taxes and included an estimate of changes in the balances in the acquired assets’ December 31, 2017 combined financial statements. At December 31, 2017, the revaluation increased the acquired assets’ net deferred income tax asset by approximately $16 million, which increased the acquired assets’ 2017 net income. While the acquired assets believe that the provisional tax reform adjustment is a reasonable estimate of the effects on its existing deferred taxes, additional analysis and detailed reviews are still being performed to finalize the accounting for the remeasurement of deferred tax assets and liabilities as a result of the enactment of tax reform.

The components of income tax expense (benefit) are as follows:

	Years Ended December 31,
	2017	2016
	(millions)
Federal:
Current	$—	$3
Deferred	$17	$1
Total federal	17	4
State:
Deferred	(25)	—
Total state	(25)	—
Total income tax expense (benefit)	$(8)	$4

A reconciliation of U.S. federal income tax at the statutory rate to the acquired assets' actual income taxes is as follows:

	Years Ended December 31,
	2017	2016
	(millions)
Income tax expense at 35% statutory rate	$30	$2
Increases (reductions) resulting from:
State income taxes, net of federal benefit	(16)	1
Production tax credits	(6)	(2)
Valuation allowance	—	3
Impact of tax reform	(16)	—
Income tax expense (benefit)	$(8)	$4

The effective tax rate was approximately (9)% and 100% for the years ended December 31, 2017 and 2016, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered. The acquired assets believe that it is more likely than not that the deferred tax assets as shown below, net of the valuation allowances, will be realized due to sufficient future income.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The income tax effects of temporary differences giving rise to the acquired assets' deferred income tax liabilities and assets are as follows:

	Years Ended December 31,
	2017	2016
	(millions)
Deferred tax liabilities:
Property	$(5)	$(8)
Investment in Partnership	(26)	(3)
Total deferred tax liabilities	(31)	(11)
Deferred tax asset:
Net operating loss	11	10
Tax credit carryforwards	38	27
Investment in Partnership	1	4
Valuation allowance	(5)	(25)
Total deferred tax asset	45	16
Net deferred tax asset	$14	$5

Deferred tax assets and liabilities included on the combined balance sheets are as follows:

	Years Ended December 31,
	2017	2016
	(millions)
Deferred income taxes - assets	$36	$10
Deferred income taxes - liabilities	(22)	(5)
Net deferred income taxes	$14	$5

The components of deferred tax assets relating to net operating loss carryforwards and tax credit carryforwards at December 31, 2017 are as follows:

	Amount	Expiration Dates
	(millions)
Net operating loss carryforwards	$11	2026 to 2037
Tax credit carryforwards (a)	$38	2035 to 2037
____________________
(a) Includes approximately $23 million of investment tax credits with an indefinite expiration period.

4.  FAIR VALUE MEASUREMENTS

The fair value of assets and liabilities are determined using either unadjusted quoted prices in active markets (Level 1) or pricing inputs that are observable (Level 2) whenever that information is available and using unobservable inputs (Level 3) to estimate fair value only when relevant observable inputs are not available. The acquired assets use several different valuation techniques to measure the fair value of assets and liabilities relying primarily on the market approach of using prices and other market information for identical or comparable assets and liabilities for those assets and liabilities that are measured at fair value on a recurring basis. Certain financial instruments may be valued using multiple inputs including discount rates, counterparty credit ratings and credit enhancements. The assessment of the significance of any particular input to the fair value measurement requires judgment and may affect the fair value measurement of its assets and liabilities and the placement of those assets and liabilities within the fair value hierarchy levels. Non-performance risk, including the consideration of a credit valuation adjustment, is also considered in the determination of fair value for all assets and liabilities measured at fair value. All transfers between fair value hierarchy levels occur at the beginning of the period in which the transfer occurred.

Cash Equivalents and Restricted Cash Equivalents - The fair value of money market funds that are included in cash and cash equivalents, restricted cash and other non-current assets, as applicable, on the acquired assets’ combined balance sheets is estimated using a market approach based on current observable market prices.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Interest Rate Contracts - The acquired assets estimate the fair value of their derivatives using a discounted cash flows valuation technique based on the net amount of estimated future cash inflows and outflows related to the swap agreements. The primary inputs used in the fair value measurements include the contractual terms of the derivative agreements, current interest rates and credit spreads. The significant inputs for the resulting fair value measurement are market-observable inputs and the measurements are reported as Level 2 in the fair value hierarchy.

The acquired assets’ financial assets and liabilities and other fair value measurements made on a recurring basis by fair value hierarchy level are as follows:

	December 31, 2017			December 31, 2016
	Level 1	Level 2	Total	Level 1	Level 2	Total
	(millions)
Assets:
Cash equivalents	$1	$—	$1	$3	$—	$3
Total assets	$1	$—	$1	$3	$—	$3
Liabilities:
Interest rate contracts	$—	$1	$1	$—	$2	$2
Total liabilities	$—	$1	$1	$—	$2	$2

Fair Value of Financial Instruments Recorded at the Carrying Amount — The carrying amounts of accounts receivable approximate their fair values. The carrying amounts and estimated fair values of other financial instruments, excluding assets and liabilities which are recorded at fair value and disclosed above, are as follows:

	December 31, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(millions)
Long-term debt, including current maturities(a)	$38	$40	$40	$41
____________________

(a)	Fair value is estimated based on the borrowing rates as of each date for similar issues of debt with similar remaining maturities (Level 2).

5.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

The acquired assets recognize all derivative instruments, when required to be marked to market, on the balance sheet as either assets or liabilities and measures them at fair value each reporting period. In connection with their debt financings in July 2014, the acquired assets entered into interest rate swap agreements to manage interest rate cash flow risk. Under the interest rate swap agreements, the acquired assets pay a fixed rate of interest and receive a floating rate of interest over the term of the agreements without the exchange of the underlying notional amounts. These agreements allow the acquired assets to offset the variability of their floating-rate loan interest cash flows with the variable interest cash flows received from the interest rate swap agreements. The commencement and termination dates of the interest rate swap agreements and the related hedging relationship coincide with the corresponding dates of the underlying variable-rate debt instruments, which mature in 2032. As of December 31, 2017 and 2016, the combined notional amounts of the swap agreements were approximately $37 million and $38 million, respectively.

On January 1, 2016, the acquired assets discontinued hedge accounting for its cash flow hedges related to interest rates swaps and, therefore, all changes to the fair value of the interest rate swaps are recognized in interest expense in the combined statements of operations.

At December 31, 2017, the accumulated other comprehensive loss (“AOCL”) included amounts related to discontinued cash flow hedges. Less than $1 million of net losses in AOCL at December 31, 2017 is expected to be reclassified into interest expense within the next 12 months as interest payments are made. Cash flows from these interest rate swaps are reported in cash flows from operating activities in the combined statements of cash flows.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The fair values of derivative instruments designated as cash flow hedging instruments are included on the accompanying combined balance sheets as follows:

	December 31, 2017
	Fair Values of Derivatives Not Designated as Hedging Instruments for Accounting Purposes - Gross Basis		Total Derivatives Combined - Net Basis
	Assets	Liabilities	Assets	Liabilities

Interest rate contracts	$—	$1	$—	$1
Total fair values	$—	$1	$—	$1

Net fair value by balance sheet line item:
Derivatives - non-current				$1

	December 31, 2016
	Fair Values of Derivatives Not Designated as Hedging Instruments for Accounting Purposes - Gross Basis		Total Derivatives Combined - Net Basis
	Assets	Liabilities	Assets	Liabilities

Interest rate contracts	$—	$2	$—	$2
Total fair values	$—	$2	$—	$2

Net fair value by balance sheet line item:
Derivatives - current				$1
Derivatives - non-current				1
Total derivatives				$2

Losses related to cash flow hedges are recorded in the accompanying combined financial statements as follows:

	Years Ended December 31,
	2017	2016
	(millions)
Interest rate swaps:
Losses recognized in interest expense	$—	$(1)
Losses reclassified from AOCL to net income(a)	$(1)	$(1)
____________________
(a)  Included in interest expense.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following as of December 31,:

	2017	2016	Range of Useful Lives (in years)
	(millions)
Power-generation assets(a)	$2,154	$1,789	3-35
Land improvements and buildings	130	86	25-30
Land	7	6	—
Construction work in progress	—	74	—
Other depreciable assets	27	22	3-35
Property, plant and equipment, gross	2,318	1,977
Accumulated depreciation	(85)	(26)
Property, plant and equipment—net	$2,233	$1,951
___________________________

(a)	Approximately 99% of power generation assets represent machinery and equipment used to generate electricity with a 30-35-year depreciable life.

Depreciation expense for the years ended 2017 and 2016 was approximately $59 million and $21 million respectively.

The acquired assets reviews the estimated useful lives of its fixed assets on an ongoing basis. In 2017, this review indicated that the actual lives of certain equipment at its wind plants are expected to be longer than those previously estimated for depreciation purposes. As a result, effective January 1, 2017, certain acquired assets changed the estimated useful lives of certain wind plant equipment from 30 years to 35 years to better reflect the period during which these assets are expected to remain in service. This change increased net income by approximately $8 million for the year ended December 31, 2017.

7. DEBT

The acquired assets' long-term debt agreement requires semi-annual payments of principal and interest. Interest on the long-term debt is variable based on an underlying index plus a margin. The carrying value and future principal payments of long-term debt consist of the following:

							Total Carrying Value
	2018	2019	2020	2021	2022	Thereafter	2017
	(millions)
Term loan - maturing 2032	$2	$2	$2	$2	$2	$29	$39
Less: Debt issuance costs							1
Less: Total current maturities of long-term debt							2
Total long-term debt	$2	$2	$2	$2	$2	$29	$36

The long-term debt agreements listed above all are secured by liens on certain of the acquired assets and contain provisions which, under certain conditions, restrict the payment of dividends and other distributions. As of December 31, 2017, the acquired assets were in compliance with all financial debt covenants.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated Other Comprehensive Income (Loss)
Net Unrealized Gains(Losses) on Cash Flow Hedges
(millions)
Balance, December 31, 2015	$(3)
Amounts reclassified from AOCL to interest expense	2
Net other comprehensive income	2
Balance, December 31, 2016	(1)
Amounts reclassified from AOCL to interest expense	1
Net other comprehensive income	$1
Balance, December 31, 2017	$—

9.  RELATED PARTY TRANSACTIONS

Each project owned by the acquired assets enters into operations and maintenance (O&M) and administrative services agreements with subsidiaries of NEER, whereby the projects pay a certain annual fee plus actual costs incurred in connection with certain O&M and administrative services performed under these agreements. The acquired assets' operations and maintenance expenses for the years ended December 31, 2017 and 2016 include approximately $3 million and $1 million, respectively, related to such services. The net payables at December 31, 2017 and 2016, for these services as well as for payroll and other payments made on behalf of these projects, were approximately $6 million and $1 million, respectively, and are included in due to related parties on the accompanying combined balance sheets.

Cash Sweep Arrangements - NEER or its subsidiaries may withdraw funds received by the acquired assets under cash sweep arrangements, in connection with the long-term debt agreement, and hold those funds in accounts belonging to NEER or its subsidiaries to the extent the funds are not required to pay project costs or are otherwise required to be maintained by the acquired assets. NEER or its subsidiaries may keep the funds until the financing agreements permit distributions to be made or to pay expenses or other operating costs or the acquired assets otherwise demand the return of such funds. If NEER or its subsidiaries fail to return withdrawn funds when required by the acquired assets’ financing agreements, the lenders will be entitled to draw on credit support provided by NEER in the amount of such withdrawn funds. If NEER or one of its affiliates realizes any earnings on the withdrawn funds prior to the return of such funds, it will be permitted to retain those earnings. The amount of excess cash held by NEER or its subsidiaries is guaranteed by a cash management guarantee.

Guarantees and letters of credit entered into by related parties - Certain PPAs include requirements of the project entities to meet certain performance obligations. NextEra Energy Capital Holdings, Inc. (NEECH), a direct subsidiary of NEE, has provided letters of credit or guarantees for certain of these performance obligations and payment of any obligations from the transactions contemplated by the PPAs. In addition, certain of the financing agreements require cash and cash equivalents to be reserved for various purposes. In accordance with the terms of these financing agreements, guarantees from NEECH have been substituted in place of these cash and cash equivalents reserve requirements. In addition, certain interconnection agreements require letters of credit to secure certain payment obligations related to those agreements. NEECH also guarantees the cash sweep amounts held in accounts belonging to NEER as described above. As of December 31, 2017, NEECH guaranteed or provided letters of credit totaling approximately $452 million related to these obligations. Agreements related to the sale of differential membership interests require NEER to guarantee payment of construction-related expenses that were not yet paid before the sale of differential membership interests as well as payments due by the VIEs and payments to the VIEs' respective investors of amounts they have agreed to indemnify. As of December 31, 2017, NEER guaranteed a total of approximately $119 million related to these obligations.

Non-current Due to Related Party - At December 31, 2017 and 2016, approximately $6 million and $2 million, respectively, reported in non-current due to related party on the accompanying combined balance sheets, represents amounts owed to NEER or NEER subsidiaries for reimbursement of network upgrade costs.

ASSETS ACQUIRED BY NEXTERA ENERGY PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS (Concluded)

10.  COMMITMENTS AND CONTINGENCIES

Contracts - At December 31, 2017, the acquired assets have entered into contracts with expiration dates ranging from 2018 through 2052 for engineering, procurement and construction contracts and agreements that provide for the right to use the land upon which certain projects are located.

At December 31, 2017, payments under these contracts were estimated as follows:

Years Ended December 31,	Land Use Commitments
(millions)
2018	$12
2019	6
2020	6
2021	6
2022	7
Thereafter	233
$270